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                                 THIRD AMENDMENT
                                       TO
                            WSMP, INC. 1994 EMPLOYEE
                               STOCK PURCHASE PLAN

         THIS AMENDMENT, dated February 12, 1997 to the WSMP, Inc. 1994

Employee Stock Purchase Plan (the "Plan"):

         Pursuant to a resolution of its Board of Directors duly adopted on February 12, 1997, WSMP, Inc. hereby amends the Plan as follows:

         1.       Section 2.1, which presently reads as follows:

                  2.1.     Initial Eligibility
                           Each employee of the Company is eligible to participate. Any officer of the Company, whether employed by the Company or its Management Company, and any member of the Company's Board of Directors shall be considered an eligible employee. All participants must be at least 21 years of age or older to participate, and must have been employed by the Company (or have been an Officer or Director) for no less than 90 days.

         is hereby amended to read as follows:

                  2.1.     Initial Eligibility
                           Each employee of the Company is eligible to participate. Any officer of the Company, whether employed by the Company or its Management Company, and any member of the Company's Board of Directors shall be considered an eligible employee. All participants must be at least 18 years of age or older to participate, and must have been employed

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                           by the Company (or have been an Officer or Director)
                           for no less than 90 days.

         2.       Section 2.2, which presently reads as follows:

                  2.2      Application to Participate
                           Each employee who is otherwise eligible to participate in contributions to the Plan shall, as a condition of the employee's participation, execute and deliver to the Company, on a form to be provided by the Company, an application to participate in the Plan. This form will indicate the amount to be deducted from the employee's weekly or monthly pay (not to exceed the maximum allowable under Article
                           3), and will specify the effective date of participation. Non-participating employees who are eligible or become eligible may execute applications at any time, and may enter into the Plan at its inception, or on January 1 or July 1 of each year. An employee may withdraw from the Plan as of January 1 and July 1 of each year.

         is hereby amended to read as follows:

                  2.2      Application to Participate
                           Each employee who is otherwise eligible to participate in contributions to the Plan shall, as a condition of the employee's participation, execute and deliver to the Company, on a form to be provided by the Company, an application to participate in the Plan. This form will indicate the amount to be deducted from the employee's weekly or monthly pay (not to exceed the maximum



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                           allowable under Article 3), and will specify the
                           effective date of participation. Non-participating employees who are eligible or become eligible may execute applications at any time, and may enter into the Plan at its inception, or upon the first day of any month thereafter. An employee may withdraw from the Plan at any time, but after withdrawing may not re-enter the Plan for a period of six (6) months following withdrawal.


         3.       Section 3.1.1, which presently reads as follows:

                  3.1.1.       Amount
                           Each participating employee ("Participant") shall authorize an amount to be contributed. This amount may not be less than Ten Dollars ($10.00) per week and may be for any larger amount up to and including the ceiling amount of ten percent (10%) of the Participant's base weekly salary or wages and bonuses, as paid. Company officers not compensated by the Company, and members of the Company's Board of Directors, may participate in contributions of up to Five Hundred Dollars ($500.00) per month. A Participant may change his rate of contribution as of January 1 or July 1 of each year to an amount equal to or less than the ceiling amount. Such change shall be on a form provided by the Company and signed by the Participant. A Participant may terminate contributions in the same manner, but may enter or withdraw from the Plan as of January 1 or July 1 of each year.


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         is hereby amended as follows:

                  3.1.1.       Amount
                           Each participating employee ("Participant") shall authorize an amount to be contributed. This amount may not be less than Ten Dollars ($10.00) per payroll period and may be for any larger amount up to and including the ceiling amount of ten percent (10%) of the Participant's base weekly salary or wages and bonuses, as paid. Company officers not compensated by the Company, and members of the Company's Board of Directors, may participate in contributions of up to Five Hundred Dollars ($500.00) per month. A Participant may change his rate of contribution as of the first payroll of any fiscal quarter, to an amount equal to or less than the ceiling amount. Such change shall be on a form provided by the Company and signed by the Participant. A Participant may terminate contributions at any time but then may not resume contributions until the first payroll of any subsequent fiscal quarter.


         4. This amendment shall be effective as of the 12th day of February, 1997, nunc pro tunc.

         5. As herein modified, the Plan shall remain in full force and effect.



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         This the 12th day of February, 1997.

                                            WSMP, INC.

                                            BY:  /s/ David R. Clark
                                                 ------------------------
                                                        President
                                                 -------
ATTEST:

/s/ Richard F. Howard
-----------------------
           Secretary
-----------
(corporate seal)



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